Exhibit 99.28(m)(vi)

AMENDED AND RESTATED SCHEDULE A

This SCHEDULE A, amended and restated as of October 18, 2023, is Schedule A to the Shareholder Servicing Agreement, dated as of March 1, 2007, by and between Old Westbury Funds, Inc. and Bessemer Trust Company, N.A.

Old Westbury Funds, Inc. Portfolios

Old Westbury All Cap Core Fund
Old Westbury Large Cap Strategies Fund
Old Westbury Small & Mid Cap Strategies Fund
Old Westbury Credit Income Fund
Old Westbury Fixed Income Fund
Old Westbury Short-Term Bond Fund
Old Westbury Municipal Bond Fund
Old Westbury California Municipal Bond Fund
Old Westbury New York Municipal Bond Fund

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER TRUST COMPANY, N.A.

By:	/s/ Allison Heilborn
Name:	Allison Heilborn
Title:	Managing Director